Exhibit 99
NEWS RELEASE
Gray Reports Operating Results
For the Three-Month Period and Year Ended December 31, 2008
Atlanta, Georgia – March 16, 2009. . . Gray Television, Inc. (“Gray,” “we” or “us”) (NYSE: GTN) today announced results from operations for the three-month period (the “fourth quarter”) and year ended December 31, 2008 as compared to the three-month period and year ended December 31, 2007.
Highlights:
For the three-month period and year ended December 31, 2008, Gray is pleased to report that total net revenue and Broadcast expenses were as follows:

	Three-month Period Ended			Year Ended
	December 31,			December 31,
			%			%
	2008	2007	Change	2008	2007	Change
	(in thousands except for percentages)
Revenues (less agency commissions)	$94,803	$84,272	12%	$327,176	$307,288	6%

Broadcast expense (before
depreciation, amortization, impairment
and gain on disposal of assets)	51,189	52,238	(2)%	199,572	199,687	0%
While the current national recession makes for a difficult operating environment, we believe our operating results validate our long-term strategy of focusing on leading local television stations in midsize to smaller markets.
Comments on Results of Operations for the Three-Month Period Ended December 31, 2008:
Revenues.
Total net revenue increased $10.5 million, or 12%, to $94.8 million due primarily to increased political and internet advertising revenue, partially offset by decreased local and national advertising revenue in the fourth quarter of 2008. The increase in political advertising revenue reflects increased advertising from political candidates in the 2008 general elections. Increased internet advertising revenue reflects our internet sales initiatives in each of our markets. The decrease in local and national revenue was largely due to the general weakness in the economy.
     Political advertising revenue increased $24.7 million, or 942%, to $27.4 million.
     Internet advertising revenue increased $0.6 million, or 21%, to $3.2 million.
     Local advertising revenue decreased $9.2 million, or 17%, to $45.0 million.
     National advertising revenue decreased $5.1 million, or 24%, to $16.1 million.
Operating expenses.
Broadcast expenses (before depreciation, amortization, impairment and gain on disposal of assets) decreased $1.0 million, or 2%, to $51.2 million. This decrease primarily reflects the impact of decreased payroll related costs partially offset by increased bad debt expense, consulting services and syndicated programming costs.
4370 Peachtree Road, NE * Atlanta, GA 30319
(404) 504-9828 * Fax (404) 261-9607

Corporate and administrative expenses (before depreciation, amortization, impairment and gain on disposal of assets) increased $0.6 million, or 16%, to $4.1 million primarily reflecting an increase in legal and other professional services partially offset by decreased employee payroll and related expenses. The legal and professional services expenses increased partially due to fees associated with the negotiation of retransmission revenue agreements. We recorded non-cash stock-based compensation expense during the three months ended December 31, 2008 and 2007 of $362,000 and $134,000, respectively.
During the fourth quarter of 2008, we recorded a non-cash impairment expense of $338.7 million resulting from a write down of $98.6 million in the carrying value of our goodwill and a write down of $240.1 million in the carrying value of our broadcast licenses. We did not record a similar impairment expense in the prior year. This non-cash impairment charge does not affect our cash flows, liquidity, debt covenants or impact our future operations.
Comments on Results of Operations for the Year Ended December 31, 2008:
Revenues.
Total net revenue increased $19.9 million, or 6%, to $327.2 million due primarily to increased political and internet advertising revenue, partially offset by decreased local and national advertising revenue in the year ended December 31, 2008. The increase in political advertising revenue reflects increased advertising from political candidates in the 2008 primary and general elections. Spending on political advertising was the strongest at our stations in Colorado, West Virginia, Wisconsin, Michigan and North Carolina, accounting for a significant portion of the total political net revenue for the year ended December 31, 2008. Increased internet advertising revenue reflects our internet sales initiatives in each of our markets. The decrease in local and national revenue was largely due to the general weakness in the economy and due to the change in networks broadcasting the Super Bowl. During 2008, we earned approximately $130,000 of net revenue relating to the 2008 Super Bowl broadcast on our six Fox channels compared to approximately $750,000 of net revenue relating to the 2007 Super Bowl broadcast on our 17 CBS channels during 2007. The decrease in local and national revenue was offset in part by $3.4 million of net revenue earned during 2008 attributable to the broadcast of the 2008 Summer Olympics on our ten NBC stations.
     Political advertising revenue increased $40.6 million, or 521%, to $48.5 million.
     Internet advertising revenue increased $2.4 million, or 25%, to $11.9 million.
     Local advertising revenue decreased $14.2 million, or 7%, to $186.5 million.
     National advertising revenue decreased $8.9 million, or 12%, to $68.4 million.
Operating expenses.
Broadcast expenses (before depreciation, amortization, impairment and gain on disposal of assets) decreased $0.1 million, or approximately 0%, to $199.6 million. This modest decrease primarily reflects the impact of increased national sales representative commissions on the incremental political advertising revenues and increased syndicated programming expenses offset partially by decreases in payroll and other operating expenses. We recorded an non-cash impairment expense related to our syndicated television programming of $601,400 in 2008. Employee payroll and related expenses decreased $1.7 million, or 1%, to $122.0 million due to a reduction in our number of employees in 2008 compared to 2007. As of December 31, 2008 and 2007, we employed 2,253 and 2,425 total employees in our broadcast operations which included full-time and part-time employees. This reduction in total employees is a decrease of 7.1% or 172 total employees.
Corporate and administrative expenses (before depreciation, amortization, impairment and gain on disposal of assets) decreased $1.0 million, or 7%, to $14.1 million. During 2008, corporate payroll expenses decreased by $950,000 compared to 2007 due primarily to a decrease in incentive based compensation. We recorded non-cash stock-based compensation expense during the years ended December 31, 2008 and 2007 of $1,450,000 and $1,248,000, respectively.

Gray Television, Inc.
Earnings Release for the three-month period and year ended December 31, 2008	Page 2 of 12

During the fourth quarter of 2008, we recorded a non-cash impairment expense of $338.7 million resulting from a write down of $98.6 million in the carrying value of our goodwill and a write down of $240.1 million in the carrying value of our broadcast licenses. We did not record a similar impairment expense in the prior year. This non-cash impairment charge does not affect our cash flows, liquidity, debt covenants, or impact our future operations.
Internet Initiatives:
We have continued to expand our internet initiatives in each of our markets. Our focus has been to expand local content to attract traffic to our websites.
This strong revenue growth reflects the significantly increased traffic to our websites as illustrated below by the aggregate page views reported by our websites in the year ended December 31, 2008 compared to the year ended December 31, 2007.
Gray Websites — Aggregate Page Views

	Year Ended
	December 31,
			%
	2008	2007	Change
	(in millions)
Total Aggregate Page Views (including video plays and cell phone page views)	617.7	424.4	46%
We attribute the increase in our website traffic to increased posting of local content and public awareness of our websites as the result of our on-air promotion of our websites.
The aggregate internet revenues discussed above are derived from two sources. The first source is advertising or sponsorship opportunities directly on our websites. We call this “direct internet revenue.” The other source is television advertising time purchased by our clients to directly promote their involvement in our websites. We refer to this internet revenue source as “internet related commercial time sales.”
In the future, we anticipate our direct internet revenue will grow at a significantly faster pace relative to our internet related commercial time sales.
Retransmission Revenue Negotiations:
During the fourth quarter of 2008, we successfully completed agreements in principle or completed long-form retransmission agreements with substantially all cable operators for all systems within our markets. These cable retransmission agreements, when combined with our existing satellite retransmission agreements, are anticipated to generate aggregate revenues in year ending December 31, 2009 of between $15.0 million and $16.0 million compared to the $3.0 million earned during the year ended December 31, 2008.

Gray Television, Inc.
Earnings Release for the three-month period and year ended December 31, 2008	Page 3 of 12

Other Financial Data:

	As of December 31,
	2008	2007
	(in thousands)
Cash and cash equivalents	$30,649	$15,338
Total debt	800,380	925,000
Preferred stock	92,183	—
Borrowing ability under our senior credit facility	12,262	38,189

	Year Ended December 31,
	2008	2007
	(in thousands)
Net cash provided by operating activities	$73,675	$28,360
Net cash used in investing activities	(16,340)	(25,662)
Net cash (used in) provided by financing activities	(42,024)	7,899
Debt Reduction:
Gray reduced outstanding balances under our senior credit facility during 2008 by $124.6 million.
During 2008, we issued a total of 1,000 shares of Series D Perpetual Preferred Stock (the “Series D Preferred Stock”) having an aggregate liquidation value of $100.0 million in privately placed transactions to qualified investors. We received approximately $91.6 million in aggregate net proceeds after issuance discounts and transaction expenses and we utilized $88.0 million of those net proceeds to voluntarily pre-pay on our term loan under our senior credit facility. We retained the remaining $3.6 million of the net proceeds for general corporate purposes.
Also, in the fourth quarter of 2008, we used cash on hand to make voluntary prepayments totaling $28.0 million on our term loan under our senior credit facility. Including these voluntary prepayments totaling $116.0 million and an additional $8.6 million of required payments, the total reduction in the outstanding balance of our senior credit facility during 2008 was $124.6 million.
A detailed table of operating results follows on the next page.

Gray Television, Inc.
Earnings Release for the three-month period and year ended December 31, 2008	Page 4 of 12

Gray Television, Inc.
Selected Operating Data (Unaudited)
(in thousands except for per share data and percentages)

	Three-month Period Ended
	December 31,
			%
	2008	2007	Change
Revenues (less agency commissions)	$94,803	$84,272	12%
Operating expenses before depreciation, amortization, impairment and gain on disposal of assets, net:
Broadcast	51,189	52,238	(2)%
Corporate and administrative	4,082	3,513	16%
Depreciation and amortization of intangible assets	8,565	9,335	(8)%
Impairment of goodwill and broadcast licenses	338,681	—
Gain on disposals of assets, net	(289)	(370)	(22)%

	402,228	64,716	522%

Operating income (loss)	(307,425)	19,556	(1672)%
Other income (expense):
Miscellaneous expense net	(179)	(13)	1277%
Interest expense	(12,252)	(16,580)	(26)%

Income (loss) before income tax	(319,856)	2,963
Income tax expense (benefit)	(113,831)	1,478

Net income (loss)	(206,025)	1,485
Preferred dividends (includes accretion of issuance cost of $301 and $0, respectively)	3,301	—

Net income (loss) available to common stockholders	$(209,326)	$1,485

Basic per share information:
Net income (loss) available to common stockholders	$(4.32)	$0.03

Weighted average shares outstanding	48,450	47,969	1%

Diluted per share information:
Net income (loss) available to common stockholders	$(4.32)	$0.03

Weighted average shares outstanding	48,450	48,034	1%

Political revenue (less agency commission)	$27,366	$2,627	942%

Gray Television, Inc.
Earnings Release for the three-month period and year ended December 31, 2008	Page 5 of 12

Gray Television, Inc.
Selected Operating Data (Unaudited)
(in thousands except for per share data and percentages)

	Year Ended
	December 31,
			%
	2008	2007	Change
Revenues (less agency commissions)	$327,176	$307,288	6%
Operating expenses before depreciation, amortization, impairment and gain on disposal of assets, net:
Broadcast	199,572	199,687	0%
Corporate and administrative	14,097	15,090	(7)%
Depreciation and amortization of intangible assets	35,353	39,383	(10)%
Impairment of goodwill and broadcast licenses	338,681	—
Gain on disposals of assets, net	(1,632)	(248)	558%

	586,071	253,912	131%

Operating income (loss)	(258,895)	53,376	(585)%
Other income (expense):
Miscellaneous income (expense), net	(53)	972	(105)%
Interest expense	(54,079)	(67,189)	(20)%
Loss on early extinguishment of debt	—	(22,853)

Loss before income tax benefit	(313,027)	(35,694)
Income tax benefit	(111,011)	(12,543)

Net loss	(202,016)	(23,151)
Preferred dividends (includes accretion of issuance cost of $576 and $439, respectively)	6,593	1,626	305%

Net loss available to common stockholders	$(208,609)	$(24,777)

Basic per share information:
Net loss available to common stockholders	$(4.32)	$(0.52)

Weighted average shares outstanding	48,302	47,788	1%

Diluted per share information:
Net loss available to common stockholders	$(4.32)	$(0.52)

Weighted average shares outstanding	48,302	47,788	1%

Political revenue (less agency commission)	$48,455	$7,808	521%

Gray Television, Inc.
Earnings Release for the three-month period and year ended December 31, 2008	Page 6 of 12

Guidance for the First Quarter of 2009
We currently anticipate that our broadcast results of operations for the three months ending March 31, 2009 (the “first quarter of 2009”) will approximate the ranges presented in the table below.

		%		%
	2009	Change	2009	Change
	Guidance	From	Guidance	From
	Low	Actual	High	Actual	Actual
Selected Operating Data:	Range	2008	Range	2008	2008
	(dollars in thousands)
OPERATING REVENUES:
Revenues (less agency commissions)	$58,500	(18)%	$60,000	(15)%	$70,999

OPERATING EXPENSES: (before depreciation, amortization and other expenses)
Broadcast	$46,000	(8)%	$46,500	(7)%	$50,016
Corporate and administrative	$4,100	16%	$4,300	22%	$3,539

OTHER SELECTED DATA:
Broadcast political revenues (less agency commissions)	$700		$800		$3,073

Retransmission revenue	$3,250		$3,500		$646

Expense for corporate non-cash stock-based compensation	$350		$375		$294
Comments on Guidance
Net Revenues:
The current national economic recession has severely impacted our short term revenue generation and has made revenue forecasting more difficult than in prior periods. Based on advertising orders received to date, pending advertising orders and advertising orders expected to be received in the future, we currently believe our first quarter 2009 local revenue and national revenue, excluding political revenue, will decrease from 2008 results by approximately 15% and 25%, respectively. While the decline is expected to be reflected in most advertising categories, the automotive advertising category is expected to be particularly challenged during the first quarter of 2009. Net advertising revenue associated with the broadcast of the 2009 Super Bowl on our ten NBC affiliated stations is expected to approximate $750,000 which is an increase from the approximate $130,000 of Super Bowl revenues earned in 2008 on our five Fox affiliated channels. Internet revenues are currently anticipated to approximate 2008 results. Political revenues reflect the off-year of the political cycle.
We anticipate that our retransmission consent revenues during first quarter 2009 will increase approximately $2.9 million, to a total of approximately $3.5 million reflecting the successful retransmission negotiations concluded in December, 2008. For the full year 2009, we currently anticipate retransmission consent revenues will range between $15.0 million and $16.0 million compared to $3.0 million for full year 2008.

Gray Television, Inc.
Earnings Release for the three-month period and year ended December 31, 2008	Page 7 of 12

Comments on Guidance (Continued)
Broadcast expenses (before depreciation, amortization, impairment and gain/loss on disposal of assets)
The anticipated decline in first quarter 2009 broadcast expenses reflects an approximate $2.1 million, or 7%, reduction in payroll and related expenses reflecting in part the staff reductions discussed above. In addition, we have suspended employer matching contributions for our 401(k) plan participants.
For the full year of 2009, we currently anticipate that our broadcast operating expenses will decrease by approximately $15.0 million, or 7.5%, compared to 2008.
Corporate Expenses (before depreciation, amortization, impairment and gain/loss on disposal of assets)
The increase in corporate expense for the first quarter of 2009 compared to 2008 reflects approximately $700,000 of one-time-only expenses relating to legal costs associated with finalizing certain definitive retransmission consent contracts as well as costs related to our relocation of certain individuals to fill general manager positions which became open due to routine turnover.
Comments on Dividends:
Our Board of Directors did not declare a dividend, in cash or in stock, for our common stock or Class A common stock for the fourth quarter of 2008 or for the first quarter of 2009. We can provide no assurances when, or if, any future dividends will be declared on either class of common stock.
We did not fund the Series D Perpetual Preferred Stock cash dividend payment due on January 15, 2009 that had accumulated for the fourth quarter of 2008. If three consecutive cash dividend payments with respect to the Series D Perpetual Preferred Stock remain unfunded, the dividend rate will increase from 15% per annum to 17% per annum. While any Series D Perpetual Preferred Stock dividend payments are in arrears, we are prohibited from repurchasing, declaring and/or paying any cash dividend with respect to any equity securities having liquidation preferences equivalent to or junior in ranking to the liquidation preferences of the Series D Perpetual Preferred Stock including our common stock and Class A common stock. We can provide no assurances when any future cash payments will be made on any accumulated and unpaid Series D Perpetual Preferred Stock cash dividends presently in arrears or that become in arrears in the future.
Comments on Senior Credit Facility:
As of December 31, 2008, we were in compliance with all covenants under our senior credit facility. We presently intend to seek an amendment and/or waiver of certain senior credit facility covenants, including our leverage test covenant, for certain periods beginning on or after March 31, 2009. We anticipate, but can provide no assurance, that an amendment and/or waiver will be obtained before March 31, 2009. Accordingly, as allowed under SEC rules, we intend to extend the filing date of our Form 10-K until March 31, 2009.

Gray Television, Inc.
Earnings Release for the three-month period and year ended December 31, 2008	Page 8 of 12

Net Revenue by Category:
The table below presents our net revenue by type for the three-month periods and years ended December 31, 2008 and 2007, respectively (dollars in thousands):

	Three Months Ended December 31,
	2008		2007
		Percent		Percent
	Amount	of Total	Amount	of Total
Broadcasting net revenues:
Local	$44,999	47.5%	$54,219	64.3%
National	16,055	16.9%	21,173	25.1%
Internet	3,228	3.4%	2,676	3.2%
Political	27,366	28.9%	2,627	3.1%
Retransmission consent	837	0.9%	993	1.2%
Production and other	2,130	2.2%	2,380	2.8%
Network compensation	188	0.2%	204	0.3%

Total	$94,803	100.0%	$84,272	100.0%

	Year Ended December 31,
	2008		2007
		Percent		Percent
	Amount	of Total	Amount	of Total
Broadcasting net revenues:
Local	$186,492	57.0%	$200,686	65.3%
National	68,417	20.9%	77,365	25.2%
Internet	11,859	3.6%	9,506	3.1%
Political	48,455	14.8%	7,808	2.5%
Retransmission consent	3,046	0.9%	2,436	0.8%
Production and other	8,155	2.5%	8,719	2.8%
Network compensation	752	0.3%	768	0.3%

Total	$327,176	100.0%	$307,288	100.0%

The aggregate internet revenue presented above are derived from two sources: (i) direct internet revenue, and (ii) internet related commercial time sales.

Gray Television, Inc.
Earnings Release for the three-month period and year ended December 31, 2008	Page 9 of 12

Conference Call Information
     We will host a conference call to discuss our fourth quarter operating results on March 16, 2009. The call will begin at 11:00 AM Eastern Time. The live dial-in number is 1-877-681-3377 and the confirmation code is 8484368. The call will be webcast live and available for replay at www.gray.tv. The taped replay of the conference call will be available at 1-888-203-1112, Confirmation Code: 8484368 until April 15, 2009.

For information contact:	Website: www.gray.tv
Bob Prather	Jim Ryan
President and Chief Operating Officer	Senior V.P. and Chief Financial Officer
(404) 266-8333	(404) 504-9828

Gray Television, Inc.
Earnings Release for the three-month period and year ended December 31, 2008	Page 10 of 12

Reconciliations:
Reconciliation of net income (loss) to the non-GAAP terms (in thousands):

	Three Months Ended
	December 31,
	2008	2007
Net income (loss)	$(206,025)	$1,485
Adjustments to reconcile to Broadcast Cash Flow Less
Cash Corporate Expenses:
Depreciation and amortization of intangible assets	8,565	9,335
Amortization of non-cash stock based compensation	362	134
Impairment of goodwill and broadcast licenses	338,681	—
(Gain) loss on disposals of assets, net	(289)	(370)
Miscellaneous (income) expense, net	179	13
Interest expense	12,252	16,580
Income tax expense (benefit)	(113,831)	1,478
Amortization of program broadcast rights	4,472	3,849
Common stock contributed to 401(k) plan excluding corporate 401(k) contributions	(110)	400
Network compensation revenue recognized	(188)	(204)
Network compensation per network affiliation agreement	31	66
Payments for program broadcast rights	(3,819)	(2,594)

Broadcast Cash Flow Less Cash Corporate Expenses	40,280	30,172
Corporate and administrative expenses excluding amortization of non-cash stock-based compensation	3,720	3,379

Broadcast Cash Flow	$44,000	$33,551

	Year Ended
	December 31,
	2008	2007
Net income (loss)	$(202,016)	$(23,151)
Adjustments to reconcile to Broadcast Cash Flow Less
Cash Corporate Expenses:
Depreciation and amortization of intangible assets	35,353	39,383
Amortization of non-cash stock based compensation	1,450	1,248
Impairment of goodwill and broadcast licenses	338,681	—
(Gain) loss on disposals of assets, net	(1,632)	(248)
Miscellaneous (income) expense, net	53	(972)
Interest expense	54,079	67,189
Loss on early extinguishment of debt	—	22,853
Income tax expense (benefit)	(111,011)	(12,543)
Amortization of program broadcast rights	16,070	15,194
Common stock contributed to 401(k) plan excluding corporate 401(k) contributions	1,641	2,150
Network compensation revenue recognized	(752)	(768)
Network compensation per network affiliation agreement	121	301
Payments for program broadcast rights	(13,968)	(14,101)

Broadcast Cash Flow Less Cash Corporate Expenses	118,069	96,535
Corporate and administrative expenses excluding amortization of non-cash stock-based compensation	12,647	13,842

Broadcast Cash Flow	$130,716	$110,377

See the next page for the definition of Non-GAAP terms.

Gray Television, Inc.
Earnings Release for the three-month period and year ended December 31, 2008	Page 11 of 12

Non-GAAP Terms
This press release includes the non-GAAP financial measure of Broadcast Cash Flow and Broadcast Cash Flow Less Cash Corporate Expenses. These non-GAAP amounts are used by us to approximate the amount used to calculate a key financial performance covenant as defined in our senior credit facility. Broadcast Cash Flow is defined as operating income, plus corporate expense, depreciation and amortization (including amortization of program broadcast rights), impairment, non-cash compensation and (gain) loss on disposal of assets and cash payments received or receivable under network affiliation agreements, less payments for program broadcast obligations, less network compensation revenue and less income (loss) from discontinued operations, net of income taxes. Corporate expenses (excluding depreciation, amortization and non-cash stock-based compensation) are deducted from Broadcast Cash Flow to calculate “Broadcast Cash Flow Less Cash Corporate Expenses.” These non-GAAP terms are used in addition to and in conjunction with results presented in accordance with GAAP and should be considered as supplements to, and not as substitutes for, net loss calculated in accordance with GAAP.
Gray Television, Inc.
Gray Television, Inc. is a television broadcast company headquartered in Atlanta, GA. We currently operate 36 television stations serving 30 markets. Each of the stations are affiliated with either CBS (17 stations), NBC (10 stations), ABC (8 stations) or FOX (1 station). In addition, we currently operate 38 digital second channels including 1 ABC, 4 Fox, 7 CW, 16 MyNetworkTV, 1 Universal Sports Network, plus 8 local news/weather channels and 1 “independent” channel in certain of our existing markets.
Cautionary Statements for Purposes of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act
The comments on our current expectations of operating results for the first quarter of 2009 and other future events are “forward-looking statements” for purposes of the Private Securities Litigation Reform Act of 1995. Actual results of operations are subject to a number of risks and uncertainties and may differ materially from the current expectations discussed in this press release. All information set forth in this release and its attachments is as of March 16, 2009. We do not intend, and undertake no duty, to update this information to reflect future events or circumstances. Information about potential factors that could affect our business and financial results and cause actual results to differ materially from those in the forward-looking statements are included under the captions, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in our Annual Report on Form 10-K for the year ended December 31, 2007, which was filed with the SEC and is available at the SEC’s website at www.sec.gov.

Gray Television, Inc.
Earnings Release for the three-month period and year ended December 31, 2008	Page 12 of 12